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                                                                   EXHIBIT 99.12

                                SAGEBRUSH, INC.
                             3238 WEST MAIN STREET
                        CLAREMONT, NORTH CAROLINA 28610
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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 27, 1998
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To the Shareholders of Sagebrush, Inc.:

     A special meeting of shareholders (the "Sagebrush Special Meeting") of Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), will be held at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina, at 10:00 a.m., local time, on January 27, 1998, to consider and act upon:

          1. A proposal to approve the Agreement and Plan of Merger dated as of November 14, 1997 among WSMP, Inc., a North Carolina corporation ("WSMP"), Sagebrush, WSMP Acquisition, Inc., a North Carolina corporation and wholly-owned subsidiary of WSMP ("Sub"), and Messrs. L. Dent Miller and Charles F. Connor, Jr., (the "Agreement"), and the related Plan of Merger (the "Plan of Merger"), pursuant to which Sub will merge with and into Sagebrush and each share of Sagebrush common stock ("Sagebrush Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive .3214 shares of WSMP common stock, subject to adjustment in certain circumstances. See "The
     Merger -- Description of the Merger; Exchange Ratio" in the accompanying Joint Proxy Statement-Prospectus. A copy of the Agreement and the Plan of Merger set forth therein are attached to the accompanying Joint Proxy Statement-Prospectus as Appendix A.

          2. The transaction of such other business as may properly come before the Sagebrush Special Meeting or any adjournments or postponements thereof.

     Only holders of record of Sagebrush Common Stock at the close of business on January 7, 1998 are entitled to notice of and to vote at the Sagebrush Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Sagebrush is required to approve the Agreement and the Plan of Merger.

                                          L. Dent Miller
                                          President, Chief Executive Officer and
                                          Secretary
January 13, 1998
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PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR
NOT YOU PLAN TO ATTEND THE SAGEBRUSH SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES OF SAGEBRUSH COMMON STOCK AT THIS TIME.

THE BOARD OF DIRECTORS OF SAGEBRUSH UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER AT THE SAGEBRUSH SPECIAL MEETING.

ANY SAGEBRUSH SHAREHOLDER SHALL HAVE THE RIGHT TO DISSENT FROM THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND THE PLAN OF MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES UPON COMPLIANCE WITH THE PROCEDURES PRESCRIBED BY CHAPTER 55, ARTICLE 13, OF THE GENERAL STATUTES OF NORTH CAROLINA. SEE "THE MERGER -- DISSENTERS' RIGHTS" AND "DISSENTERS' RIGHTS" IN THE JOINT PROXY STATEMENT-PROSPECTUS THAT ACCOMPANIES THIS NOTICE AND THE FULL TEXT OF CHAPTER 55, ARTICLE 13, ATTACHED THERETO AS APPENDIX C FOR A DESCRIPTION OF THESE PROCEDURES.

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